Exhibit 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 of Registration Statement No. 333-12365 of Seneca Foods Corporation on Form S-8 of our report dated May 21, 2003 (September 3, 2003, as to Note 10 and Note 15) relating to the consolidated financial statements of Seneca Foods Corporation (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 15) and of our report dated May 21, 2003 (September 3, 2003 as to Note 10 and Note 15) relating to the consolidated financial statement schedule, appearing in this Annual Report on Form 10-K/A of Seneca Foods Corporation for the year ended March 31, 2003.


/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Rochester, New York
September 3, 2003